American Stock Exchange: URZ
Toronto Stock Exchange: URZ
Frankfurt Stock Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Uranerz Expands Mineral Holdings at North Reno Creek

Casper, Wyoming, October 7, 2008 -- Uranerz Energy Corporation (“Uranerz” or the “Company”) (AMEX: URZ; TSX: URZ; Frankfurt: U9E) is pleased to announce that it has acquired additional uranium mineral leases within the Company’s North Reno Creek project area. The North Reno Creek project has significant historic uranium resources and was at one time permitted through the Nuclear Regulatory Commission and the Wyoming Department of Environmental Quality for commercial in-situ recovery (“ISR”) production by Power Resources Inc., a wholly-owned subsidiary of Cameco Corporation.

The North Reno Creek project is located in Campbell County in the central Powder River Basin of Wyoming, approximately 20 miles east of the Company’s Nichols Ranch ISR Uranium Project. The Nichols Ranch ISR Uranium Project includes a central processing facility at the Company's Nichols Ranch property and a satellite facility at the Hank property. The central processing facility is being licensed for an annual capacity of 2 million pounds of uranium and can process uranium-bearing well field solutions from Nichols Ranch, as well as uranium-loaded resin transported from any additional satellite deposits that may be developed on the Company's other Powder River Basin properties, such as the North Reno Creek project. This centralized design enhances the economics of the Company's potential additional satellite projects by maximizing production capacity while minimizing further capital expenditures on processing facilities. The distance from the North Reno Creek project is well within satellite distance of the main processing plant to be built at Nichols Ranch.

Uranerz is working to acquire the past exploration and development data for North Reno Creek, and may do some limited confirmation drilling to validate the historic information to support a National Instrument 43-101 report. If warranted, environmental base line work will begin thereafter with the goal of submitting an environmental permit application for ISR facilities as soon as practicable. It is planned that a preliminary economic assessment will also be performed during the preparation of the permit applications.

Uranerz is continuing to acquire strategic land holdings in the Powder River Basin of Wyoming, and the Company now controls 122,501.73 acres (49,574.69 hectares or 191.41 square miles) in the Powder River Basin.

About Uranerz
Uranerz Energy Corporation is a pure-play uranium company listed on the American Stock Exchange (“AMEX”) and the Toronto Stock Exchange (“TSX”) under the symbol “URZ”, and is also listed on the Frankfurt Stock Exchange under the symbol “U9E”.

Members of the Uranerz management team have specialized expertise in the ISR uranium mining method, and the Company collectively owns or controls (including through its interest in the Arkose Mining Venture) approximately 122,500 acres (49,575 hectares or 191 square miles) in the Pumpkin Buttes Uranium Mining District of the central Powder River Basin of Wyoming, U.S.A., an area well-known for hosting uranium-mineralized roll fronts often amenable to ISR mining techniques.

The Company has submitted federal and state mining applications to build and operate the Nichols Ranch ISR Uranium Project which, when licensed and constructed, is planned to consist of a central processing facility at the Nichols Ranch property and a satellite facility at the Hank property. Commercial ISR mining in the Powder River Basin has been ongoing since 1987, with production coming from the Smith Ranch-Highland mine currently owned and operated by Cameco Resources Inc. and from AREVA NC’s Irigaray-Christensen Ranch ISR mine located in the Pumpkin Buttes uranium mining district (presently on stand-by, but re-start of operations has been announced). Commencement of operations at the Nichols Ranch ISR Uranium Project is dependent on receipt of required regulatory approvals, but is currently projected for late 2010 or 2011.

Further Information
For further information, contact the Company’s Investor Relations department at 1-800-689-1659 or please refer to the Company’s website at www.uranerz.com, review the Company’s filings with the Securities and Exchange Commission at www.sec.gov, or visit the Company’s profile on the SEDAR website at www.sedar.com.

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but is not limited to, statements with respect to planned development, capital and operating cost and other projections, resource estimates, our planned exploration and drilling programs, the availability of future financing for exploration, and other plans, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the United States Securities and Exchange Commission (the “SEC”) (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.